Exhibit 10.2

VOTING AGREEMENT

This Voting Agreement (this “ Agreement ”), dated as of October 29, 2009, is entered into by and among Secure America Acquisition Holdings, LLC (“ SAAH ”), S. Kent Rockwell, Asa Hutchinson, Philip A. McNeill, Brian C. Griffin and Mark A. Frantz (collectively, with SAAH, the “ SAAC Founders ”), Ultimate Resort Holdings, LLC, a Delaware limited liability company ( “URH” ) and Private Escapes Holdings, LLC, a Delaware limited liability company (“ Private Escapes ,” and together with URH, the “ Members ”).

WHEREAS, Secure America Acquisition Corporation, a Delaware corporation (“ SAAC ”), Ultimate Escapes Holdings, LLC, a Delaware limited liability company (the “ Company ”), URH and the Members’ representative have entered into a Contribution Agreement, dated as of September 2, 2009 (the “ Contribution Agreement ”), pursuant to which SAAC will receive membership interests in the Company in exchange for the Secure Contribution Property, as defined therein;

WHEREAS, pursuant to and in accordance with the terms and provisions of the Amended and Restated Operating Agreement of the Company, the Members have certain rights with respect to conversion of their Membership Interests into capital stock of SAAC; and

WHEREAS, one of the conditions to the consummation of the transactions contemplated by the Contribution Agreement is the execution and delivery of this Agreement so as to impose the within restrictions and obligations on the Members and the SAAC Founders for the mutual benefit of the parties hereto. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Contribution Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Voting of Shares ..

(a) From the Effective Time until the three-year anniversary of the date on which the special meeting of SAAC’s stockholders is held in order to implement the provisions of Section 5.9 of the Contribution Agreement, all of the Members and the SAAC Founders shall vote or cause to be voted all Shares (as defined in Section 2 below) owned by it, or over which it has voting control, at any meeting for the election of directors of SAAC or in any written consent in lieu of such meeting, and otherwise use its respective best efforts, so as to fix the number of directors of SAAC at six (subject to increase upon the mutual consent of SAAH and URH) and to elect the following persons to the board of directors of SAAC (the “Board of Directors” ):

(i) two (2) members of the Board of Directors designated by SAAH, it being understood and agreed that the initial directors shall be (A) C. Thomas McMillen, as a Class C director (as defined in SAAC’s charter, “ Class C Director ”) and (B) Mark A. Frantz, as a Class B director (as defined in SAAC’s charter, “ Class B Director ”), each of whom shall serve from the Effective Time for their respective terms, or until their successors have been duly elected and qualified; and

(ii) four (4) members of the Board of Directors designated by URH, it being understood and agreed that the initial directors shall be (A) James Tousignant as a Class C Director, (B) Richard Keith, as a Class B Director and (C) Steve Griessel, as a Class A Director, each of whom shall serve from the Effective Time for their respective terms, or until their respective successors have been duly elected and qualified;

it being understood that, at all times, at least both of the nominees of SAAH and two of the nominees of URH shall qualify as independent directors under the Securities Exchange Act of 1934, as amended, and the NYSE Amex rules and regulations (collectively, “ Applicable Law” ) and those independent members of the Board of Directors must be comprised of directors selected pursuant to Section 1(a)(i) and 1(a)(iii) above.

(b) The parties hereto shall vote at a regular or special meeting of stockholders such Shares that they own (or as to which they have voting power) to ensure that the size of the Board of Directors shall be set and remain at five directors (subject to increase upon the mutual consent of SAAH and URH).

(c) SAAH and URH agree to nominate and recommend for election as directors only the individuals designated, or to be designated, pursuant to Section 1(a) . If any party hereto shall fail to provide SAAC with names of nominees as set forth in Section 1(a) , it shall be deemed that the designees then serving as directors shall be the designees for reelection, as long as in accordance with SAAC’s bylaws and Applicable Law.

2. Shares.   “ Shares ” shall mean and include any and all shares of capital stock of SAAC, by whatever name called, which carry voting rights (including voting rights which arise by reason of default) and shall include any such shares now owned or subsequently acquired by any party hereto, however acquired, including, without limitation, stock splits and stock dividends.

3. Termination.   This Agreement shall terminate in its entirety upon the earlier of (a) the written consent of SAAH and URH or (b) the three-year anniversary of the date on which the special meeting of SAAC’s stockholders is held in order to implement the provisions of Section 5.9 of the Contribution Agreement.

4. No Revocation.   The agreements contained herein are coupled with an interest and may not be revoked, except by an amendment, modification or termination effected in accordance with Sections 3 or 6(f) hereof. Nothing in this Section 4 shall be construed as limiting the provisions of Sections 3 or 6(f) hereof.

5. Restrictive Legend.   In addition to any legend placed on the certificates pursuant to any other agreement or arrangement among the parties, each certificate evidencing Shares owned or hereinafter acquired by the parties hereto or any of their respective transferees bound by this Agreement shall, for so long as this Agreement shall remain in effect, have affixed thereto a legend substantially in the following form:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE MAY BE SUBJECT TO CERTAIN VOTING AGREEMENTS AS SET FORTH IN A VOTING AGREEMENT, AS AMENDED FROM TIME TO TIME, BY AND AMONG THE COMPANY AND CERTAIN NAMED STOCKHOLDERS OF THE COMPANY, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE SECRETARY OF THE COMPANY.”

SAAC shall cooperate with the parties hereto to facilitate the removal of such legend if this Agreement shall be terminated.

6. General.

(a) Severability.   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b) Specific Performance.   Each party acknowledges and agrees that there can be no adequate remedy at law for any breach by such party of the terms of this Agreement, that any such breach may result in irreparable harm to the non-breaching party for which monetary damages would be inadequate to compensate the non-breaching party, and that the non-breaching party shall have the right, in addition to any other rights available under Applicable Law, to obtain from any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce, any covenant or obligation of such party under this Agreement, without the necessity of posting any bond or security.

(c) Governing Law; Consent to Jurisdiction.   This Agreement shall be governed by and interpreted and enforced in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(d) Notices.   All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed delivered (i) upon delivery when delivered personally, (ii) upon receipt if by facsimile transmission (with confirmation of receipt thereof), or (iii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

(i) if to any SAAC Founder, to:

   Secure America Acquisition Holdings, LLC
   1005 North Glebe Road, Suite 550
   Arlington, VA 22201
   Attn: C. Thomas McMillen
   Facsimile: (703) 528-0956

   With a required copy to (which shall not constitute notice):

   Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
   666 Third Avenue
   New York, NY 10017
   Attn: Kenneth R. Koch, Esq.
   Facsimile: (212) 983-3115

(ii) if to a Member, to:

   Ultimate Resorts Holdings, LLC
   3501 W. Vine St. Suite 225
   Kissimmee, FL 34741
   Attn: James M. Tousignant, President
   Facsimile: (407) 483-1935

   With a required copy to (which shall not constitute notice):

   Greenberg Traurig LLP
   200 Park Avenue
   New York, NY 10166
   Attn: Alan I. Annex, Esq.
   Facsimile: (212) 801-6400

Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

(e) Complete Agreement.   This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to such subject matter.

(f) Amendments and Waivers.   This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of SAAH and URH. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

(g) Successors and Assigns.   This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, the parties’ respective successors, assigns and legal representatives and any subsequent holders of the Shares.

(h) Pronouns.   Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(i) Counterparts; Facsimile Signatures.   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signatures.

(j) Filing of Beneficial Ownership Reports with the Commission.   The parties hereto acknowledge that, by virtue of the agreements herein contained, they may constitute a “group” for purposes of Section 13 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and shall cooperate with each other to timely prepare and file any and all beneficial ownership reports required to be filed with the Commission as a “group” thereunder.

(k) Section Headings and References.   The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties. Any reference in this agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.

(Remainder of page intentionally left blank. Signature pages to follow.)

IN WITNESS WHEREOF, this Voting Agreement has been executed by the parties hereto as of the day and year first above written.

SAAC FOUNDERS:

SECURE AMERICA ACQUISITION HOLDINGS,
LLC, by its managing member, Secure America
Holdings, LLC

By:	/s/ C. Thomas McMillen
Name: C. Thomas McMillen
Title: Chief Executive Officer

/s/ S. Kent Rockwell
S. Kent Rockwell

/s/ Asa Hutchinson
Asa Hutchinson

/s/ Philip A. McNeill
Philip A. McNeill

/s/ Brian C. Griffin
Brian C. Griffin

/s/ Mark A. Frantz
Mark A. Frantz

MEMBERS:

ULTIMATE RESORT HOLDINGS, LLC

By:	/s/ James M. Tousignant
Name: James M. Tousignant
Title: Chief Executive Officer

PRIVATE ESCAPES HOLDINGS, LLC
By:	/s/ Richard Keith
Name: Richard Keith
Title: Managing Member, Chief Executive Officer